Exhibit 10.2

Settlement Agreement

This Settlement Agreement (“Agreement”) is made and entered into this day December 24, 2018 by and between Alliance MMA and its successors and assigns (“Alliance”) and Ira S. Rainess (“Executive”). Upon execution the employment agreement is terminated as of this date with neither party having any further rights or obligations to those agreements.

The parties to this Agreement, to avoid the costs and delays associated with litigation, have in an attempt to resolve this matter Executive and Alliance agree as follows:

1.	Settlement Payments. Alliance will pay One Hundred Thousand Dollars ($100,000). Ten Thousand Dollars ($10,000) on December 26th and Ninety Thousand ($90,000) the sooner of two days after the completion of the merger with SCWorx or January 31, 2019.

2.	Stock Options. Upon execution of this Agreement Executive will be issued options to purchase an aggregate of 350,000 shares of Common Stock. The exercise price of the Option Agreement for 350,000 shares will be 25 cents per share. The Option Agreement is hereby attached.

3.	Mutual Releases. Upon the fulfillment of all the terms herein, each of the parties hereto hereby agrees to release the other party from any claims, liabilities or damages arising out of the relationship between Executive and Alliance (including officers and directors of AMMA).

4.	Non-Compete and Non-Solicitation. All obligations set forth in the Non- Competition and Non- Solicitation Agreement are hereby null and void.

5.	Confidentiality. Parties shall keep the terms of this Agreement and General Release Confidential.

6.	Representations and Warranties. Both parties represent that they have the full right and authority to enter into and perform this Agreement in accordance with the terms.

7.	Indemnification. Alliance agrees to indemnify, defend, and hold harmless Executive from and against any loss, cost, or damage of any kind (including reasonable outside attorneys’ fees) arising out of any of Alliance’s activities past, present or future.

8.	Interference. Both parties shall not, directly or indirectly, interfere with any of Executive’s business or personal relationships past, present or future.

9.	Breach of Agreement. It is further agreed that this Agreement shall be deemed breached and a cause of action accrued thereon immediately upon the commencement of any act, action, or conduct contrary to the Agreement.

10.	Liquidated Damages. The parties agree that their liability in any action or other proceeding accruing from a breach of this Agreement shall include not only the monetary amount of any judgment which may be awarded against the breaching party, in any action or proceeding commenced in breach of this Agreement, but also all other damages, costs, and expenses sustained by the parties, on account of such action, including attorneys’ fees and all other costs and expenses.

11.	Non-Disparagement. Both parties agrees to instruct all its officers, successors and assigns not to make and statements, written or oral, which denigrate, disparage or defame the goodwill and reputation of each party to the Agreement.

12.	Successors and Assigns. This agreement is binding upon, and inures to the benefit of, the parties and their respective successors and assigns.

13.	Severability. In the event a court of competent jurisdiction determines that any part or provision of this Agreement is unenforceable all remaining provisions of this Agreement shall remain in full force and effect and shall be fully enforceable.

14.	Full Integration. The parties declare and understand that no promises, inducements, or agreements not contained in this Agreement have been made to them, that this Agreement contains the entire agreement among the parties, and that the terms of this Agreement are contractual and not merely a recital.

15.	Choice of Law. This Agreement is to be interpreted and applied according to the laws of the State of Maryland.

16.	Miscellaneous.

(a)	Executive acknowledges that he has an opportunity to discuss with an attorney and waives the 7 day clause to revoke the Agreement.
(b)	This Agreement may be executed in counterparts each of will be deemed part of the original and may be electronically scanned signatures.

In Witness Whereof, Alliance has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement as of the date noted below.

/s/ Ira S. Rainess
Ira S. Rainess	Dated 12-22-2018

/s/ Alliance MMA
Alliance MMA	Dated 12-22-2018

Page 2 of 2